Exhibit (n)(2)

RULE 18f-3 PLAN

Janus Investment Fund

Money Market Funds

This Rule 18f-3 Plan (“Plan”) is adopted by Janus Investment Fund (“JIF”) with respect to Class D Shares, Class T Shares, Class I Shares, and Class N Shares (each a “Class”) of each existing and future JIF money market fund (each a “Fund”) offering such Classes in accordance with the provisions of Rule 18f-3 under the Investment Company Act of 1940, as amended (the “Act”).

1. Features of the Classes. Each Fund may issue its shares of beneficial interest as follows: “Class D Shares,” “Class T Shares,” “Class I Shares,” and Class N Shares.”1 Each Class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its service or distribution arrangement and each Class shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class.

(a) Class D Shares. Class D Shares are sold at net asset value and are not subject to an initial sales charge, a contingent deferred sales charge, or fee payable pursuant to Rule 12b-1 but are subject to an administration fee and minimum purchase and eligibility requirements as set forth in the Class D Shares’ prospectus.

(b) Class T Shares. Class T Shares are sold at net asset value and are not subject to an initial sales charge, a contingent deferred sales charge, or fee payable pursuant to Rule 12b-1 but are subject to an administration fee and the minimum purchase and eligibility requirements set forth in the Class T Shares’ prospectus.

(c) Class I Shares. Class I Shares are sold at net asset value and are not subject to an initial sales charge or a contingent deferred sales charge, but are subject to an administration fee and minimum purchase and eligibility requirements set forth in the Class I Shares’ prospectus.

(d) Class N Shares. Class N Shares are sold at net asset value and are not subject to an initial sales charge or a contingent deferred sales charge, but are subject to an administration fee and the minimum purchase and eligibility requirements set forth in the Class N Shares’ prospectus.

2. Administration Fee. Pursuant to and as described in Administration Agreements between Janus Henderson Investors US LLC (“JHIUS”) and each Fund (each an “Agreement”), JHIUS provides each Fund with certain services incidental to the Fund’s operations and business and, for providing those services, is paid a fee by the Fund (an “Administration Fee”). A portion of each Administration Fee relates to services performed by JHIUS (or a service provider retained

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Effective on or about September 4, 2024, Class D Shares and Class T Shares of Janus Henderson Government Money Market Fund shall be named “American Cancer Society Support – Class D Shares” and “American Cancer Society Support – Class T Shares.” Effective at the time of their launch, Class I Shares and Class N Shares of Janus Henderson Government Money Market Fund shall be named “American Cancer Society Support – Class I Shares” and “American Cancer Society Support – Class N Shares.”

by JHIUS) that vary on a Class basis as identified in Section 2 of this Plan; those services are referred to as Rule 18f-3 Plan Services. A portion of each Administration Fee also relates to Class Expenses (as defined below) that are assumed by JHIUS pursuant to Section 5 of each Agreement. The fees paid for performing Rule 18f-3 Plan Services and assuming Class Expenses are referred to as Rule 18f-3 Plan Fees. Rule 18f-3 Plan Fees and Class Expenses, as defined below, relating to each Class are borne solely by the Class to which they relate and within each Class are borne by each share pro rata on the basis of its net asset value. JHIUS may use all or a portion of its Administration Fee to pay banks and other financial institutions that provide Rule 18f-3 Plan Services to their customers through trust departments, cash management programs, and similar programs.

3. Rule 18f-3 Plan Services. Rule 18f-3 Plan Services include the following: provision of transfer agency and shareholder servicing functions for each Class; responding to Shareholder inquiries; the receipt, aggregation and processing of purchase and redemption orders; transmission of funds; preparation and filing of documents necessary to obtain and maintain registration and qualification of shares of each Class with the Securities and Exchange Commission and state or territorial securities commissions; clerical, recordkeeping and bookkeeping services related to a specific Class; preparation and distribution of prospectuses, statements of additional information, reports to shareholders and proxy statements relating to a specific Class; preparation of materials for all meetings of the Trustees of JIF insofar as they relate to matters concerning a specific Class; and all other services performed by JHIUS or a service provider retained by JHIUS insofar as they relate to a specific Class.

4. Class Expenses. Pursuant to Section 5 of each Agreement, JHIUS assumes those Class Expenses (as defined below) of each Fund that are not borne by JIF as provided in Section 6 of the Agreement. JHIUS is not separately reimbursed for assuming those Class Expenses. Expenses incurred by JIF or assumed by JHIUS pursuant to each Agreement that are chargeable to a specific Class (“Class Expenses”) include expenses (not including advisory or custodial fees or other expenses related to the management of a Fund’s assets) that are incurred in a different amount by that Class or are in consideration of services provided to that Class of a different kind or to a different degree than are provided to another Class. Class Expenses include, in addition to expenses for Rule 18f-3 Plan Services: (i) expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific Class; (ii) Blue Sky registration fees incurred with respect to a specific Class; (iii) litigation or other legal expenses relating to a specific Class; (iv) fees or expenses of the Trustees of JIF who are not interested persons of JHIUS (“Independent Trustees”), and of counsel and consultants to the Independent Trustees, incurred as a result of issues relating to a specific Class; (v) auditing and consulting expenses relating to a specific Class; and (vi) additional expenses incurred with respect to a specific Class as identified and approved by the Trustees of JIF and the Independent Trustees.

5. Rule 18f-3 Plan Fees. The Rule 18f-3 Plan Fees are up to 0.18% of the average daily net assets of Class D Shares of Janus Henderson Money Market Fund; up to 0.20% of the average daily net assets of Class D Shares of Janus Henderson Government Money Market Fund; up to 0.28% of the average daily assets of Class T Shares; 0.18% of the average daily net assets of Class I Shares; and up to 0.02% of the average daily net assets of Class N Shares. JHIUS, in its sole discretion, may waive any portion of the Rule 18f-3 Plan Fees with respect to a Class of Shares of a Fund.

6. Differences in Class Expenses. The differences in the Class Expenses payable by each Class pursuant to this Plan are due to: (i) the differing levels of services provided or procured by JIF to shareholders eligible to purchase shares of each Class; and (ii) the differing levels of expenses expected to be incurred with respect to each Class, due in part to the differing systems of distribution of each Class.

7. Exchange Privilege. The exchange privilege offered by each Fund provides that shares of a Class may be exchanged for shares of the same Class of another Fund of the Trust, for another class of shares of the same Fund, or as may otherwise be provided in the Prospectus for such Funds provided that certain eligibility requirements are met as outlined in the Funds’ Prospectuses.

8. Conversion Privilege. Conversion privileges may exist as approved by the Trustees. Any such conversions will be: (i) preceded by written notice to the shareholder; and (ii) effected on the basis of the relative net asset values of the two classes without the imposition of any sales load, fee, or other charge.

9. Effective Date. This Plan was adopted as of September 17, 2009 pursuant to determinations made by the Trustees of JIF, including a majority of the Independent Trustees, that the multiple class structure and the allocation of expenses as set forth in the Plan are in the best interests of each of the Class D Shares and Class T Shares individually and each Fund and JIF as a whole. This Plan was revised as of August 8, 2024 pursuant to determinations made by the Trustees of JIF, including a majority of the Independent Trustees, that the multiple class structure and the allocation of expenses as set forth in the Plan are in the best interests of each of the Class D Shares, Class T Shares, Class I Shares, and Class N Shares individually and each Fund and JIF as a whole. This Plan shall become effective upon such date as the Trustees shall determine. This Plan will continue in effect until terminated in accordance with Section 12.

10. Independent Trustees. While the Plan is in effect, at least 75% of the Trustees of JIF shall be Independent Trustees, and such Trustees shall select and nominate any other Independent Trustees. Any person who acts as legal counsel for the Independent Trustees shall be an “independent legal counsel” as defined in the Act and the rules thereunder.

11. Amendment. Material amendments to the Plan may be made with respect to a Class at any time with the approval of the Trustees of JIF, including a majority of the Independent Trustees, upon finding that the Plan as proposed to be amended, including the allocation of expenses, is in the best interests of each Class individually and each Fund and JIF as a whole.

12. Termination. This Plan may be terminated by majority vote of the Trustees without penalty at any time.

Adopted:   September 17, 2009

  November 12, 2009

Revised:  August 8, 2024

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